Pro Forma Financial Information


     The following information reflects pro forma consolidated balance sheet data of HFS Incorporated (the "Company") as of June 30, 1996 and consolidated results of operations data of the Company for the six months ended June 30, 1996 and the year ended December 31, 1995.

     The pro forma consolidated balance sheet data is presented as if the acquisitions of (i)Resort Condominiums International, Inc. ("RCI") and (ii)Avis Inc. ("Avis") and the issuance of the Company common stock as partial consideration for both RCI and Avis had occurred on June 30, 1996.

     The pro forma consolidated results of operations data for the six months ended June 30, 1996 and the year ended December 31, 1995 is presented as if the acquisitions of both RCI and Avis and the following transactions had occurred on January 1, 1995: (i) the May 31, 1996 acquisition of the common stock of Coldwell Banker Corporation ("Coldwell Banker") and the related contribution of Coldwell Banker's owned real estate brokerage offices to an independent trust,
(ii) the receipt of proceeds from an offering of the Company's common stock to the extent necessary to fund the acquisition of Coldwell Banker and the related repayment of indebtedness and acquisition expenses, (iii) the acquisitions of: the six non-owned Century 21 regions during the second quarter of 1996, the Travelodge franchise system on January 23, 1996 and the Electronic Realty Associates franchise system on February 12, 1996 (collectively the "Other 1996 Acquisitions") and (iv) the February 22, 1996 issuance of $240 million of 4-3/4% convertible senior notes due 2003 to the extent such proceeds were used to finance the Other 1996 Acquisitions. The pro forma consolidated results of operations data for the year ended December 31, 1995 also reflects the August 1, 1995 acquisition of Century 21 Real Estate Corporation and the acquisition by merger in May 1995 of Central Credit Inc. as if such acquisitions had occurred on January 1, 1995.

     The acquisitions have been or will be accounted for using the purchase method of accounting. Accordingly, assets acquired and liabilities assumed have been or will be recorded at their estimated fair values which are subject to further refinement, including appraisals and other analyses, with appropriate recognition given to the effect of current interest rates and income taxes. Management does not expect that the final allocation of the purchase price for the above transactions will differ materially from the preliminary allocations. The Company has entered into certain immaterial transactions which are not reflected in the pro forma consolidated results of operations data.

     The pro forma financial information does not purport to present the financial position or results of operations of the Company had the transactions and events assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. In addition to the cost savings reflected in the pro forma consolidated results of operations data, the pro forma consolidated results of operations data does not reflect certain additional cost savings and revenue enhancements that management believes may be realized following the acquisitions. These savings are expected to be realized primarily through the restructuring of franchise and other services of the acquired companies as well as revenue enhancements expected through leveraging of the Company's preferred vendor programs. No assurances can be made as to the amount of cost savings or revenue enhancements, if any, that actually will be realized. In addition, there can be no assurance the Company will complete the acquisitions of Avis and RCI.





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(In millions, except per share amounts)

Consolidated Results of Operations Data

                              For the Six Months Ended     For the Year Ended
                                    June 30, 1996           December 31, 1995
                              --------------------------   ---------------------

                              Historical  Pro Forma     Historical    Pro Forma
                                 HFS      (Unaudited)     HFS(1)     (Unaudited)

Revenue  ..................   $   304.2   $  598.4     $   413.0     $  1,143.3
Income before income taxes .      103.3      167.9         134.9          325.9
Net income ....................    61.6       98.6          79.3          191.4

Net income per share ......   $    0.51   $   0.70     $    0.73    $      1.41


(1)Restated to conform to current year presentation.



Consolidated Balance Sheet Data


                                 As of June 30, 1996
                              --------------------------
                              Historical  Pro Forma
                                 HFS      (Unaudited)

Total Assets  ............   $   2,789.6   $  4,026.5
Total Stockholders' Equity.      1,836.7      2,273.2


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